                                                                   Exhibit 99(a)

          AMERICAN GREETINGS REPORTS SIGNIFICANTLY IMPROVED NET INCOME AND STRONGER BALANCE SHEET FOR FOURTH QUARTER AND FISCAL 2003

 ANTICIPATES EPS AND CASH FLOW IMPROVEMENTS, AS WELL AS DEBT REPAYMENTS, IN '04

 REITERATES CONFIDENCE IN SENIOR MANAGEMENT TEAM; REAFFIRMS STRATEGIC DIRECTION

CLEVELAND, Ohio (April 3, 2003) - American Greetings Corp. (NYSE: AM) today reported a $243 million year-over-year improvement in net income and a $107 million increase in its cash balance for the fiscal year ended Feb. 28, 2003. The Corporation also said it has funded its previously announced $143 million corporate-owned life insurance (COLI) net tax liability and announced its intent to repay its $118 million term loan in the first quarter of fiscal 2004.

The Corporation achieved net income of $45.4 million, or 60 cents per share, on net sales of $525.9 million, for the fourth quarter ended Feb. 28, 2003. (Note:
All per share numbers assume dilution.) This compares to a net loss of $13.1 million, or 20 cents per share, on net sales of $562.1 million in the fourth quarter last year. The 2002 fourth quarter and full year results have been reclassified to conform to EITF 01-09 (see Note 7).

These results represent a $96.4 million improvement in fourth-quarter pretax income compared to last year. Excluding the $89.0 million of charges detailed in
Note 8, pretax income increased $7.4 million, or 11 percent.

Chairman and Chief Executive Officer Morry Weiss said the Corporation's fourth quarter results show net income growth, despite sales shortfalls due to previously disclosed store losses. "Our prior year restructuring effort and ongoing initiatives to align our costs with our revenue base benefited our bottom line in the fourth quarter and throughout the year," Weiss said.

For the full year, the Corporation reported net income of $121.1 million, or $1.63 per share, on net sales of $1.996 billion. Included in these results is a pretax gain of $12.0 million from the sale of an equity investment. This compares to a net loss of $122.3 million, or $1.92 per share, on net sales of $1.927 billion in the prior year.

These results represent a $397.2 million improvement in full-year pretax income compared to last year. Excluding the $314.4 million of charges detailed in Notes 6 and 8, pretax income increased $82.7 million, or 70 percent. Excluding these charges and the pretax gain of $12.0 million on the sale of an equity investment, pretax income increased $70.7 million, or 60 percent.

Adjusted EBITDA for the trailing four quarters was $344.7 million, compared to adjusted EBITDA for the year-ago trailing four quarters (which excludes charges) of $278.6 million. These results represent a $66.1 million, or 24 percent, improvement in full-year adjusted EBITDA. Excluding the pretax gain of $12.0 million on the sale of an equity investment, adjusted EBITDA increased $54.1 million, or 19 percent.

Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the condensed consolidated financial statements included in this release.

Weiss said fiscal 2003 was a pivotal year for American Greetings. "We said at the outset of this year that our goal in fiscal 2003 would be to stabilize our business, and I'm happy to report that we have accomplished that objective," Weiss said. "We not only achieved our earnings per share estimates, but we also finished the year with a higher-than-expected cash balance and made improvements to our business that will reduce costs in fiscal 2004. In addition to these operational accomplishments, we also greatly enhanced our leadership team and established our vision for growth going forward."

MANAGEMENT TRANSITION AND CORPORATE GOVERNANCE
As previously announced on Feb. 18, American Greetings has named Zev Weiss chief executive officer and has named Jeffrey Weiss president and chief operating officer. Morry Weiss, chairman and chief executive officer since 1992, will remain chairman of the board but will relinquish his role as chief executive officer in June. Jim Spira will resign as president and chief operating officer but will continue to serve as a member of the board of directors and as an advisor to management.

"We believe these changes, coupled with the other key additions to our senior management team that we have announced throughout this year, position us to further develop and successfully implement our strategic vision for growth," Spira said. "We know our new team will provide the leadership to guide us through this pivotal period in our history and I look forward to working with both Zev and Jeff in my new role."

American Greetings also announced today that Harry H. Stone, a member of the Corporation's board of directors since 1944, will become a director emeritus, effective June 1, 2003. At that time, Jeff Weiss will assume Stone's seat on the board, while Zev Weiss will fill a vacant seat. The Corporation's board maintains a majority of independent directors. In addition, its compensation and management development committee and its audit committee continue to be comprised entirely of independent directors.

FISCAL YEAR 2004 ESTIMATES
American Greetings expects its earnings per share for fiscal 2004 to be between $1.60 and $1.65. These estimates reflect previously disclosed store losses and gains. Due to the year-over-year impact of store changes, American Greetings expects stronger sales and net income results in the second half relative to the first half. These estimates also assume approximately $35 million of expenses to fund previously announced strategic initiatives during fiscal 2004.

American Greetings also announced that it intends to utilize a portion of its current cash balance to pay off the entire outstanding amount of its $118 million term loan in the first quarter of fiscal 2004. In addition, the Corporation said it expects to generate more than $150 million in cash provided by operating and investing activities in fiscal 2004.

"Our focus during fiscal 2004 will be on implementing the four key strategic initiatives - supply chain transformation, category innovation, strategic account management, and human capital development - that will serve as the foundation of our future growth," Zev Weiss said. "We have already taken steps in these initiatives at the end of fiscal 2003 with the announcement of our McCrory, Ark., distribution facility consolidation and with our management changes.

"We will continue to implement changes such as these throughout the coming year as a major component of our strategic vision for growth to further improve our operations going forward and to yield $50 million to $75 million in incremental pretax income over the next two years," Weiss added.

CONFERENCE CALL ON THE WEB
American Greetings will broadcast its fourth quarter conference call on the Internet at 10:30 a.m. Eastern time on Thursday, April 3, 2003. The live conference call will be accessible through the Investor Relations section of the American Greetings corporate Web site at http://corporate.americangreetings.com. Minimum requirements to listen to the Web cast are Windows Media Player software (available free at www.microsoft.com), audio capabilities, and a connection to the Internet. A replay of the call will also be available on the site.

ABOUT AMERICAN GREETINGS
American Greetings Corporation (NYSE: AM) is the world's largest publicly held creator, manufacturer and distributor of greeting cards and social expression products. Its staff of artists, designers and writers comprises one of the finest creative departments in the world and supplies more than 15,000 greeting card designs to retail outlets in nearly every English-speaking country. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com on the World Wide Web.

                                       ###


CONTACT:
DAVID D. POPLAR
INVESTOR AND CORPORATE MEDIA RELATIONS MANAGER
(216) 252-4864
david.poplar@amgreetings.com

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to: retail bankruptcies and consolidations, successful implementation of the Corporation's restructuring and supply chain transformation, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales and competitive terms of sale offered to customers. Risks pertaining specifically to the Corporation's electronic marketing business include the viability of online advertising as a revenue generator and the public's acceptance of online social expression products and subscriptions thereto.

                         AMERICAN GREETINGS CORPORATION
          FOURTH QUARTER CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED FEBRUARY 28, 2003

          (In thousands of dollars except share and per share amounts)

                                                       (Unaudited)
                                                   Three Months Ended                        Twelve Months Ended
                                                       February 28                                February 28
                                         ---------------------------------------    ---------------------------------------
                                               2003                  2002                 2003                  2002
                                         -----------------     -----------------    -----------------     -----------------
Net sales                                        $525,906              $562,109           $1,995,860            $1,927,346

Costs and expenses:
      Material, labor and other
          production costs                        216,386               229,341              881,771               937,001
      Selling, distribution
          and marketing                           162,914               177,185              620,885               685,942
      Administrative and general                   59,352                99,167              240,129               313,655
      Restructure charges                               -                 3,790                    -                56,715
      Interest expense                             19,731                19,455               79,095                78,599
      Other (income) expense  - net                (7,763)               54,236              (26,858)               51,758
                                         -----------------     -----------------    -----------------     -----------------
                                                  450,620               583,174            1,795,022             2,123,670
                                         -----------------     -----------------    -----------------     -----------------

Income (loss) before income tax
      expense (benefit)                            75,286               (21,065)             200,838              (196,324)
Income tax expense (benefit)                       29,888                (7,942)              79,732               (74,014)
                                         -----------------     -----------------    -----------------     -----------------

Net income (loss)                                $ 45,398             $ (13,123)           $ 121,106            $ (122,310)
                                         =================     =================    =================     =================

Earnings (loss) per share                        $   0.70             $   (0.20)           $    1.85            $    (1.92)
                                         =================     =================    =================     =================

Earnings (loss) per share-
      assuming dilution                          $   0.60             $   (0.20)           $    1.63            $    (1.92)
                                         =================     =================    =================     =================

Average number of common
      shares outstanding                       65,882,451            63,753,680           65,636,621            63,615,193

Average number of common
      shares outstanding-
      assuming dilution                        79,268,277            63,753,680           78,980,830            63,615,193


                         AMERICAN GREETINGS CORPORATION
             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                       FISCAL YEAR ENDED FEBRUARY 28, 2003

                            (In thousands of dollars)

                                                                                   February 28
                                                                     ---------------------------------------
                                                                           2003                 2002
                                                                     ------------------   ------------------

ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                            $   208,463          $   100,979
      Trade accounts receivable, less allowances for sales
         returns of $86,318 ($102,265 in 2002) and for doubtful
         accounts of $35,595 ($34,856 in 2002)                                 309,967              288,986
      Inventories                                                              278,807              290,804
      Deferred and refundable income taxes                                     202,485              200,206
      Prepaid expenses and other                                               234,766              185,207
                                                                     ------------------   ------------------
         Total current assets                                                1,234,488            1,066,182

GOODWILL - NET                                                                 209,664              199,195
OTHER ASSETS                                                                   748,540              933,133
PROPERTY, PLANT AND EQUIPMENT - NET                                            391,428              416,485
                                                                     ------------------   ------------------
                                                                           $ 2,584,120          $ 2,614,995
                                                                     ==================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Debt due within one year                                                   $   133,180          $    11,720
Accounts payable                                                               180,498              130,601
Accrued liabilities                                                            132,747              188,356
Accrued compensation and benefits                                               82,782              109,004
Income taxes                                                                    57,813              150,588
Other current liabilities                                                      112,377              125,771
                                                                     ------------------   ------------------
  Total current liabilities                                                    699,397              716,040

LONG-TERM DEBT                                                                 726,531              853,113
OTHER LIABILITIES                                                               66,379              115,795
DEFERRED INCOME TAXES                                                           14,349               27,628

SHAREHOLDERS' EQUITY
Common shares - Class A                                                         61,299               59,153
Common shares - Class B                                                          4,600                4,608
Capital in excess of par value                                                 310,872              286,158
Treasury stock                                                                (438,704)            (438,824)
Accumulated other comprehensive loss                                           (42,494)             (69,614)
Retained earnings                                                            1,181,891            1,060,938
                                                                     ------------------   ------------------
Total shareholders' equity                                                   1,077,464              902,419
                                                                     ------------------   ------------------
                                                                           $ 2,584,120          $ 2,614,995
                                                                     ==================   ==================


                         AMERICAN GREETINGS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                       FISCAL YEAR ENDED FEBRUARY 28, 2003
                            (In thousands of dollars)


                                                                     Twelve Months Ended
                                                                         February 28
                                                              --------------------------------
                                                                  2003              2002
                                                              --------------   ---------------
OPERATING ACTIVITIES:
     Net income (loss)                                             $121,106         $(122,310)
     Adjustments to reconcile to net cash
     provided by operating activities:
       Restructure charges                                          (15,603)           37,510
       (Gain) on sale of marketable security                        (12,027)                -
       Depreciation and amortization                                 64,810            84,308
       Impairment charge                                                  -            37,000
       Deferred income taxes                                        (24,519)           13,416
       Changes in operating assets and liabilities,
          net of effects from acquisitions:
          (Increase) decrease in trade accounts receivable          (15,636)           94,906
          Decrease in inventories                                    18,260            63,942
          Decrease (increase) in other current assets                 5,933            (9,310)
          Decrease (increase) in deferred costs - net                39,741          (124,798)
          Decrease in accounts payable
              and other liabilities                                (106,133)          (37,176)
          Other - net                                                 1,106            (1,137)
                                                              --------------   ---------------
          Cash Provided by Operating Activities                      77,038            36,351

INVESTING ACTIVITIES:
     Business acquisitions                                                -           (22,500)
     Property, plant & equipment additions                          (31,299)          (28,969)
     Proceeds from sale of fixed assets                               1,613             4,020
     Investment in corporate owned life insurance                    10,017            (8,927)
     Other - net                                                     32,940           (15,077)
                                                              --------------   ---------------
          Cash Provided (Used) by Investing Activities               13,271           (71,453)

FINANCING ACTIVITIES:
     Decrease in long-term debt                                    (124,833)          (81,122)
     Increase in long-term debt                                           -           554,398
     Increase (decrease) in short-term debt                         116,747          (363,437)
     Sale of stock under benefit plans                               21,487             2,929
     Purchase of treasury shares                                        (83)             (121)
     Dividends to shareholders                                            -           (26,566)
                                                              --------------   ---------------
       Cash Provided by Financing Activities                         13,318            86,081

EFFECT OF EXCHANGE RATE CHANGES ON CASH                               3,857            (1,691)
                                                              --------------   ---------------

INCREASE IN CASH AND CASH EQUIVALENTS                               107,484            49,288

       Cash and Cash Equivalents at Beginning of Year               100,979            51,691
                                                              --------------   ---------------
       Cash and Cash Equivalents at End of Year                    $208,463         $ 100,979
                                                              ==============   ===============


                         AMERICAN GREETINGS CORPORATION
                FOURTH QUARTER REPORT OF CONSOLIDATED OPERATIONS
                       FISCAL YEAR ENDED FEBRUARY 28, 2003
               (In thousands of dollars except per share amounts)

Note 1: Seasonal Nature of Business: A significant portion of the Corporation's business is seasonal in nature. Therefore, the results of operations for interim periods are not necessarily indicative of the results for the fiscal year taken as a whole.

Note 2: Reclassifications: Certain amounts in the prior year financial statements have been reclassified to conform with the 2003 presentation. The Corporation adopted the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer/Reseller" ("EITF 01-09"), effective March 1, 2002. As a result, certain amounts in the prior year financial statements have been reclassified. See Note 7 for further discussion.

Note 3: Acquisitions: On September 12, 2001, the Corporation completed its acquisition of BlueMountain.com, a division of At Home Corporation, in a cash transaction. The consolidated results include the results of BlueMountain.com from the date of acquisition.

          On March 19, 2001, the Corporation completed its acquisition of all outstanding shares of Egreetings Network, Inc. ("Egreetings") in a cash transaction. The Corporation had previously held a minority interest in Egreetings. The consolidated results include the results of Egreetings from the date of acquisition.

Note 4: Deferred Costs: In the normal course of its business, the Corporation enters into agreements with certain customers for the supply of greeting cards and related products. Under these agreements, the customer typically receives from the Corporation a combination of cash payments, credits, discounts, allowances and other incentive considerations to be earned by the customer as product is purchased from the Corporation over the effective time period of the agreement to meet a minimum purchase volume commitment. In the event a contract is not completed, the Corporation has a claim for unearned advances under the agreement. The Corporation periodically reviews the progress toward the commitment and adjusts the estimated amortization period accordingly to match the costs with the revenue associated with the agreement. The agreements may or may not specify the Corporation as the sole supplier of social expression products to the customer.

          The Corporation classifies the total contractual amount of the incentive consideration committed to the customer but not yet earned as a deferred cost asset at the inception of an agreement, or any future amendments.

          Deferred costs estimated to be earned by the customer and charged to operations during the next twelve months are classified as "Prepaid expenses and other" in the Consolidated Statement of Financial Position, and the remaining amounts to be charged beyond the next twelve months are classified as "Other assets".

          A portion of the total consideration may be payable by the Corporation at the time the agreement is consummated. All future payment commitments are classified as liabilities at inception until paid. The payments that are expected to be made in the next twelve months are classified as "Other current liabilities" in the Consolidated Statement of Financial Position, and the remaining payment commitments beyond the next twelve months are classified as "Other liabilities". The Corporation maintains adequate reserves for deferred costs related to supply agreements and does not expect that the non-completion of any particular contract would result in a material loss.

Note 5:   Other (Income) Expense - net: During the year ended February 28,
          2003, the Corporation sold an investment in a marketable security. The amount of the gain on the sale of $12,027 is included in "Other (income) expense-net" in the Consolidated Statement of Operations for the year. The amount of the proceeds received from the sale of $16,964 is included in "Other-net" investing activities in the Consolidated Statement of Cash Flows for the year ended February 28, 2003.

Note 6: Restructure and Other Charges: During the year ended February 28, 2002, the Corporation recorded a pretax restructuring charge of $56,715. This charge was for costs associated with the consolidation and rationalization of certain of the Corporation's domestic and foreign manufacturing and distribution operations, including employee severance and benefit termination costs. The restructure charge also included a charge for a change in the contractual relationship with a partner of the Corporation's Internet unit. The restructure charge included $29,053 for costs of severing employees, $2,054 for facility rationalization costs, $1,500 for lease exit costs, $17,727 for a change in the contractual relationship with a partner of the Corporation's Internet unit and $6,381 of other costs. The Corporation also recorded a pretax impairment charge of $37,000 to write-down goodwill related to its operating unit in Australasia. This amount is included in "Other (income) expense - net."

          In addition, the Corporation recorded a charge of $49,082 during 2002 to write down inventory in its domestic operations to net realizable value associated with its previously-announced initiatives and a $16,206 reduction in net sales for credits granted to customers for product on hand at their retail locations eliminated from the Corporation's brands and product lines. The inventory write-down is classified as material, labor, and other production costs. Also, $66,838 of other project-related costs associated with the restructure efforts were incurred during the year ended February 28, 2002.

          The total pretax impact of these charges was $225,841.

          Also during the year ended February 28, 2002, the Corporation began implementing its scan-based trading business model with certain of its retail customers. The impact of its implementation was reductions in its net sales and material, labor and other production costs of $64,901 and $8,599, respectively, as well as implementation costs of $32,305, for a net pretax impact of approximately $88,607. The implementation was completed in 2002.

          The total pretax impact of these charges and the implementation of the scan-based trading business model was $314,448:

             Severance                                   $29,053
             Lease exit costs                              1,500
             Facility rationalization costs                2,054
             Change in contractual relationship           17,727
             Other costs                                   6,381
                                                     -----------
             Restructure charge                          $56,715
             Inventory write-down                         49,082
             Product line reduction                       16,206
             Scan-based trading initiative                88,607
             Other administrative costs                   66,838
             Impairment loss                              37,000
                                                     -----------
             Total charges                              $314,448


          Of the $314,448 incurred during the year ended February 28, 2002, $88,976 was incurred during the three months ended February 28, 2002, including restructure charge of $3,790.

          During the year ended February 28, 2003, the Corporation made payments of $15,603, principally for severance benefits. Included in "Accrued liabilities" at February 28, 2003 is $4,180 of costs not yet expended. The payment of certain termination benefits will not be completed until 2006.

Note 7: Recent Accounting Pronouncements: In November 2001, the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") issued EITF 01-09, which addresses the accounting for consideration given by a vendor to a customer including both a reseller of the vendor's products and an entity that purchases the vendor's products from a reseller. EITF 01-09 also codifies and reconciles related guidance issued by the EITF including EITF No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products", and EITF 00-14, "Accounting for Certain Sales Incentives". EITF 01-09 outlines the presumption that consideration given by a vendor to a customer, a reseller or a customer of a reseller is to be treated as a reduction of revenue. The Corporation adopted EITF 01-09, effective March 1, 2002, as required. Certain amounts related to incentive payments, amortization of deferred costs and other customer benefits have been reclassified in the prior year results to conform with the 2003 presentation. Those reclassifications resulted in decreases to material, labor and other production costs of $55,244 and $11,375 for the year and three months ended February 28, 2002, respectively; and selling, distribution and marketing costs of $373,150 and $82,858 for the year and three months ended February 28, 2002, respectively, with corresponding decreases in net sales in those periods. These reclassifications did not affect net income for those periods.

          On March 1, 2002, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". This Statement, which supersedes APB Opinion No. 17, "Intangible Assets", eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 applies to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. Upon adoption, the Corporation discontinued amortization of its goodwill in accordance with this Statement. For the year and three months ended February 28, 2002, the Corporation's results included $12,389 and $2,912, respectively, of amortization expense related to goodwill included in "Other (income) expense - net" in the Consolidated Statement of Operations.

          In addition, this Statement requires goodwill to be tested for impairment at least annually at a level of reporting defined in the Statement as a "reporting unit". The Corporation completed the first step of the traditional impairment test for goodwill during the three months ended August 31, 2002 and determined there were no indicators of impairment as of March 1, 2002. The Corporation completed its annual test for impairment on December 2, 2002 and did not record an impairment charge for goodwill in 2003.

          In October 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. This Statement, which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", provides a single accounting model for the disposal of long-lived assets. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the Statement significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Assets held-for-sale are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The Corporation adopted this Statement effective March 1, 2002.

          In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 requires that debt extinguishment must meet the criteria under APB Opinion No. 30 to be classified as an extraordinary item. This Statement also amends SFAS

          No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The Corporation does not believe that adoption of this Statement will have a significant impact on the consolidated financial statements of the Corporation.

          In June 2002, SFAS No. 146, "Accounting for Exit or Disposal Activities", was issued. SFAS No. 146 is effective for disposal activities initiated after December 31, 2002. SFAS No. 146 requires that liabilities for one-time termination benefits that will be incurred over future service periods should be measured at the fair value as of the termination date and recognized over any future service period. These liabilities should be adjusted for subsequent changes resulting from revisions to either the timing or amount of estimated cash flows, discounted at the original credit-adjusted risk-free rate. Interest on the liability would be accreted and charged to expense as an operating item. In the normal course of business, in the fourth quarter of 2003, the Corporation undertook numerous individual and independent cost reduction programs that included charges for employee severance costs. While none of the independent programs were material individually, aggregate severance costs of $8,864 for approximately 500 positions were accrued at the end of 2003. All severance is expected to be paid by the end of 2004.

          In November 2002, FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year-end. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. No additional disclosures are required by the Corporation related to this Interpretation.

          In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued. SFAS No. 148 amends the disclosure provisions of SFAS No. 123 and requires expanded and more prominent disclosure of the effects of an entity's accounting policy in respect to stock-based employee compensation. The disclosure requirements in SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002 and for financial reports containing condensed consolidated financial statements for interim periods beginning after December 15, 2002. In February 2003, the Corporation adopted the disclosure provisions of SFAS No. 148.

Note 8: Reconciliation of Non-GAAP Measures: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

          The Corporation incurred several charges related to initiatives that impacted its results last year. As such, the Corporation generated pretax income excluding charges of $67.9 million for the fourth quarter of 2002. The Corporation generated pretax income excluding charges of $118.1 million for the full year in 2002.

          Below is a reconciliation of these results (in millions):

                                         ---------------------------------
                                                       2002
                                            Fourth                Year
                                           Quarter
                                         --------------------------------
           Pretax loss                       $(21.1)           ($196.3)
           Charges:
             Scan-based trading                 4.2               88.6
             Business reorganization           84.8              208.1
             Internet contract changes                            17.7
                                            -----------      -----------
           Total charges                       89.0              314.4
                                            -----------      -----------
           Pretax income before charges      $ 67.9             $118.1
                                            ===========      ===========

          Certain covenants of the Corporation's debt agreements are based on calculations of adjusted earnings before interest expense, income taxes, depreciation and amortization (EBITDA). As such, adjusted EBITDA was $278.6 million for the full year. The Corporation incurred several charges related to initiatives that impacted its calculation of adjusted EBITDA last year.

          Below is a reconciliation of pretax income to adjusted EBITDA (in millions):

                                                --------------------------------
                                                     2003               2002
                                                --------------------------------
              Pretax income (loss)               $ 200.8           $(196.3)
              Interest expense                      79.1              78.6
              Depreciation & amortization           64.8              84.3
              Charges                                  -             312.0*
                                                --------------------------------
              Adjusted EBITDA                     $344.7            $278.6
                                                ================================

          * Refinancing costs totaling $2.4 million are excluded in the calculation of adjusted EBITDA.

          Below is a reconciliation of "Cash provided by operating activities" to adjusted EBITDA.

                                                --------------------------------
                                                     2003              2002
                                                --------------------------------
              Cash provided by operating           $  77.0           $  36.4
              activities

              Restructure and impairment charges      15.6             (74.5)
                                                      12.0                 -
              Gain on sale of marketable security
              Deferred income taxes                   24.5             (13.4)
              Changes in operating assets and         56.8              13.5
                liabilities

              Interest expense                        79.1              78.6
              Income tax expense (benefit)            79.7             (74.0)
              Charges                                    -             312.0
                                                --------------------------------
              Adjusted EBITDA                      $ 344.7           $ 278.6
                                                ================================

          EBITDA is presented in the earnings release because management believes that it is of interest to its investors and lenders in relation to its debt covenants, as certain of the debt covenants include adjusted EBITDA as a performance measure.

          The other non-GAAP financial measures presented in the earnings release exclude charges related to initiatives that impacted the Corporation's results last year. These measures are presented because management uses this information in evaluating the results of the continuing operations of the Corporation and believes that this information provides the users of the financial statements a valuable insight into the operating results.